Exhibit 99.1
Contact: Steve Pavlovich
Investor Relations
(510) 743-6833
spavlovich@opnext.com
OPNEXT REPORTS FOURTH QUARTER AND FULL YEAR UNAUDITED OPERATING RESULTS
Fremont, CA. (May 19, 2010) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the fiscal fourth quarter and full year ended March 31, 2010.
Financial Highlights for the Fourth Fiscal Quarter Ended March 31, 2010:
•	Revenue increased $0.7 million, or 1%, to $76.8 million compared to $76.1 million for the quarter ended December 31, 2009. Revenue from sales of 10Gbps and below products decreased $6.2 million, or 11%, to $48.9 million, primarily as a result of lower sales of 300 Pin Tunable products and X2 modules. 40Gbps and above revenue increased $5.1 million, or 30%, to $21.8 million, driven by growth in 40Gbps modules and research and development contract revenues. Revenue from sales of industrial and commercial products increased $1.9 million, or 45%, to $6.1 million.
•	Revenue decreased $6.8 million, or 8%, from $83.6 million for the quarter ended March 31, 2009. Revenue for the quarter ended March 31, 2010 included $14.2 million from the former StrataLight Communications, Inc. (“StrataLight”), which the Company acquired on January 9, 2009. 40Gbps and above revenue decreased $17.9 million, or 45%, as a decline in sales of 40Gbps subsystems was partially offset by increased sales of 40Gbps and 100Gbps modules as well as increased research and development contract revenues. Revenue from sales of 10Gbps and below products increased $7.7 million, or 19%, while revenue from sales of industrial and commercial products increased $3.4 million, or 126%. The increase in sales of 10Gbps and below products was primarily the result of increased sales of XFP, SFP+, X2 and Xenpak modules, partially offset by lower sales of 300 Pin Tunable and SFP products.
•	Cisco Systems, Inc. (“Cisco”) and Nokia Siemens Networks (“NSN”) each represented 10% or more of total revenues for the quarter ended March 31, 2010. Combined, these customers represented approximately 42% of total revenues for each of the quarters ended March 31, 2010 and December 31, 2009.
•	Gross margin was 18.8% compared to 15.9% for the quarter ended December 31, 2009. Non-GAAP gross margin was 20.9% for the quarter ended March 31, 2010, compared to 18.7% for the quarter ended December 31, 2009. The increase in gross margin over the quarter ended December 31, 2009 was primarily driven by higher 40Gbps and above revenue, favorable product mix and a 60 basis point favorable impact from foreign currency exchange rate fluctuations and hedging programs, partially offset by lower average selling prices.
•	Operating loss was $18.5 million for the quarter ended March 31, 2010, compared to $19.0 million for the quarter ended December 31, 2009. Non-GAAP operating loss was $14.7 million for the quarter ended March 31, 2010, compared to $13.1 million for the quarter ended December 31, 2009. The increase in non-GAAP operating loss resulted from higher research and development and selling, general and administrative expenses, which were partially offset by the increase in gross margin. Non-GAAP research and development expenses increased $2.4 million compared to the quarter ended December 31, 2009, primarily as a result of higher material and outsourcing costs related to various advanced product development prototype builds. Non-GAAP selling, general and administrative expenses increased by $1.2 million compared to the quarter ended December 31, 2009, primarily due to seasonal spending, including annual trade show expenses and payroll taxes, as well as higher costs associated with customer samples.

•	Net loss was $18.3 million, or $(0.20) per fully diluted share, for the quarter ended March 31, 2010, compared to a net loss of $18.6 million, or $(0.21) per fully diluted share, for the quarter ended December 31, 2009. Non-GAAP net loss for the quarter ended March 31, 2010 was $14.5 million, or $(0.16) per fully diluted share, compared to a non-GAAP net loss of $12.7 million, or $(0.14) per fully diluted share, for the quarter ended December 31, 2009.
•	Cash and cash equivalents decreased by $13.7 million to $132.6 million at March 31, 2010, from $146.3 million at December 31, 2009, reflecting $2.7 million of capital expenditures, $2.5 million of capital lease payments, $8.0 million of cash used in operations and a $0.5 million negative effect from foreign currency exchange fluctuations. Net working capital other than cash and cash equivalents decreased by $1.7 million as a result of a $3.5 million decrease in inventory and a $5.4 million increase in accounts payable, partially offset by a $2.1 million increase in accounts receivable and a $4.9 million decrease in accrued expenses. Cash used in operations included the final payment in connection with the StrataLight Employee Liquidity Bonus Plan of $2.1 million.
•	EBITDA was negative $11.0 million for the quarter ended March 31, 2010, compared to negative $11.4 million for the quarter ended December 31, 2009. Adjusted EBITDA was negative $9.0 million for the quarter ended March 31, 2010, compared to negative $7.3 million for the quarter ended December 31, 2009.
Financial Highlights for the Fiscal Year Ended March 31, 2010
•	Revenue for the fiscal year ended March 31, 2010 was $319.1 million, compared to $318.6 million for the fiscal year ended March 31, 2009. Revenue in the fiscal years ended March 31, 2010 and 2009, included $83.0 million and $37.8 million, respectively, from StrataLight, which the Company acquired on January 9, 2009. 40Gbps and above revenue increased $40.0 million, or 65%, to $96.0 million, primarily due to the acquisition of StrataLight, while revenue from sales of 10Gbps and below products decreased $36.2 million, or 15%, to $201.8 million. Revenue from sales of 10Gbps and below products generally declined except for XFP and SFP+ modules. Revenue from sales of industrial and commercial products declined 17% to $15.7 million.
•	Cisco and NSN each represented 10% or more of total revenues for the fiscal year ended March 31, 2010, and combined represented 45% of total revenues. Cisco and Alcatel-Lucent each represented 10% or more of total revenues for the fiscal year ended March 31, 2009, and combined represented 48% of total revenues.
•	Gross margin decreased to 19.1% from 23.4% in the fiscal year ended March 31, 2009. Non-GAAP gross margin was 21.8% for the fiscal year ended March 31, 2010, compared to 24.7% for the prior fiscal year. The decline was primarily attributable to higher per unit manufacturing costs derived from lower sales volumes, lower average selling prices, and a 140 basis point unfavorable impact from foreign currency exchange rate fluctuations and hedging programs, partially offset by higher relative margins from sales of StrataLight products, lower fixed manufacturing, material and outsourcing costs as well as lower excess and obsolete inventory and warranty charges.
•	Operating loss was $77.5 million as compared to an operating loss of $132.1 million for the fiscal year ended March 31, 2009. Non-GAAP operating loss was $44.6 million for the fiscal year ended March 31, 2010, as compared to $20.9 million for the prior fiscal year. The increase in non-GAAP operating loss was attributable to an $18.3 million increase in research and development expenses, primarily to fund advanced product development programs, and lower gross margins, partially offset by a $3.9 million decrease in selling, general and administrative expenses. At constant exchange rates and excluding the impact of the acquisition of StrataLight, non-GAAP research and development expenses decreased $7.6 million and non-GAAP selling, general and administrative expenses decreased $8.8 million, each as compared to the fiscal year ended March 31, 2009.
•	Net loss was $78.5 million, or $(0.88) per fully diluted share, as compared to a net loss of $129.6 million, or $(1.86) per fully diluted share, for the fiscal year ended March 31, 2009. Non-GAAP net loss was $45.6 million, or $(0.51) per fully diluted share, as compared to $18.3 million, or $(0.26) per fully diluted share, for the fiscal year ended March 31, 2009.

•	Cash and cash equivalents decreased by $36.3 million to $132.6 million at March 31, 2010, from $168.9 million at March 31, 2009, reflecting $7.9 million of capital expenditures, $10.6 million of capital lease payments, $18.6 million of cash used in operations and a $0.8 million positive effect from foreign currency exchange rate fluctuations. Net working capital other than cash and cash equivalents decreased by $14.6 million, primarily as a result of a $12.3 million decrease in inventory, a $9.1 million decrease in accounts receivable, and a $4.5 million increase in accounts payable, partially offset by a $10.6 million decrease in accrued expenses. Cash used in operations included $8.5 million of payments in connection with the StrataLight Employee Liquidity Bonus Plan.
Market Observations and Guidance:
“During the quarter we experienced improved demand for our products that translated into strong revenue growth in our 40G and above and industrial and commercial businesses,” said Gilles Bouchard, the Company’s President and Chief Executive Officer. “Unfortunately, supply constraints contributed significantly to a decrease in our 10G and below revenue compared to the December quarter.”
“Looking ahead to our first fiscal quarter ending in June 2010, we expect 10G and below revenue to rebound based on anticipated customer demand,” continued Mr. Bouchard. “While we expect sales of 40G and 100G modules to also show strong growth, we expect 40G subsystems sales to be weak, resulting in lower overall 40G and above revenue relative to the March quarter. Finally, we anticipate industrial and commercial revenue to be flat following significant growth in the past two quarters.”
“Based on these factors, we expect our revenues to be between $80 million and $85 million for the first fiscal quarter ending June 30, 2010,” concluded Mr. Bouchard.
Forward-Looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain new products, execution of new development contracts, management’s expectations with respect to the Company’s initiatives, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•	projected sales for the quarter ending June 30, 2010, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and
•	the market in which the Company operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.
Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the success of the Company’s research and development efforts; the ability of the Company to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of the Company to integrate, and realize the value from, the acquisition of StrataLight; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed on June 15, 2009, as amended, as well as the Company’s press releases and other periodic filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

Conference Call:
The Company’s management will conduct a conference call at 1:30 p.m. PT, today, Wednesday, May 19, 2010, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 702-928-6762 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 71940860. A replay of the conference call can be accessed starting approximately four hours after the call through Wednesday, May 26, 2010, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 71940860. A live webcast of the call will be accessible on the Investor Relations section of the Company’s website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolio of 10Gbps and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2010	March 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$132,643	$168,909
Trade receivables, net	54,849	63,961
Inventories	93,018	101,610
Prepaid expenses and other current assets	4,755	3,708

Total current assets	285,265	338,188
Property, plant, and equipment, net	60,322	71,966
Purchased intangibles	24,220	39,239
Other assets	491	371

Total assets	$370,298	$449,764

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$44,040	$38,356
Accrued expenses	22,101	33,190
Short-term debt	21,430	20,243
Capital lease obligations	12,515	11,388

Total current liabilities	100,086	103,177
Capital lease obligations	11,202	21,402
Other long-term liabilities	5,470	4,648

Total liabilities	116,758	129,227

Total shareholders’ equity	253,540	320,537

Total liabilities and shareholders’ equity	$370,298	$449,764

Opnext, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months Ended
	March 31,		Year Ended March 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Sales	$76,783	$83,626	$319,132	$318,555
Cost of sales	60,931	75,017	252,490	242,782
Amortization of acquired developed technology	1,445	1,321	5,780	1,321

Gross margin	14,407	7,288	60,862	74,452
Research and development expenses	18,873	22,022	74,145	54,043
Selling, general and administrative expenses	13,702	20,818	54,829	63,483
Impairment of goodwill	—	61,983	—	67,681
Acquired in-process research and development	—	15,700	—	15,700
Amortization of purchased intangibles	342	5,540	9,240	5,540
Loss on disposal of property and equipment	(21)	131	159	122

Operating loss	(18,489)	(118,906)	(77,511)	(132,117)
Interest (expense) income, net	(183)	59	(615)	2,748
Other income, (expense), net	410	32	(472)	(187)

Loss before income taxes	(18,262)	(118,815)	(78,598)	(129,556)
Income tax (expense) benefit	(41)	(16)	85	(16)

Net loss	$(18,303)	$(118,831)	$(78,513)	$(129,572)

Net loss share:
Basic	$(0.20)	$(1.39)	$(0.88)	$(1.86)
Diluted	$(0.20)	$(1.39)	$(0.88)	$(1.86)
Weighted average number of shares used in computing net loss per share:
Basic	89,392	85,527	88,952	69,775
Diluted	89,392	85,527	88,952	69,775

Opnext, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(18,303)	$(118,831)	$(78,513)	$(129,572)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,258	5,047	22,312	14,385
Impairment of goodwill	—	61,983	—	67,681
In-process research and development	—	15,700	—	15,700
Amortization of purchased intangibles	1,787	6,861	15,020	6,861
Compensation expense associated with the StrataLight Employee Liquidity Bonus Plan	37	5,766	1,216	5,766
Compensation expense associated with stock option issuances	1,622	1,483	6,632	5,644
(Gain) loss on disposal of property, plant and equipment	(21)	131	159	122
Changes in assets and liabilities, net of acquisition of business	1,674	8,779	14,591	2,987

Net cash used in operating activities	(7,946)	(13,081)	(18,583)	(10,426)
Cash flows from investing activities
Capital expenditures	(2,698)	(1,683)	(7,877)	(4,157)
Acquisition of business, net of cash acquired	—	(26,243)	—	(28,425)

Net cash used in investing activities	(2,698)	(27,926)	(7,877)	(32,582)
Cash flows from financing activities
Borrowings on short-term debt	—	6,586	—	—
Payments on capital lease obligations	(2,533)	(2,622)	(10,619)	(9,105)
Restricted shares repurchased	—	(40)	—	(63)
Exercise of stock options	12	—	16	6

Net cash provided by (used in) financing activities	(2,521)	3,924	(10,603)	(9,162)
Effect of foreign exchange rates on cash and cash equivalents	(525)	(5)	797	(607)

Decrease in cash and cash equivalents	(13,690)	(37,088)	(36,266)	(52,777)
Cash and cash equivalents at beginning of period	146,333	205,997	168,909	221,686

Cash and cash equivalents at end of period	$132,643	$168,909	$132,643	$168,909

Non-cash financing activities
Capital lease obligations incurred	$—	$(2,214)	$(109)	$(15,384)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating (loss) income GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net (loss) income and net (loss) income per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
The basis for excluding the following non-GAAP adjustments related to acquisitions is as follows:
Goodwill impairment: During the quarter ended December 31, 2008, the Company recorded a $5.7 million impairment charge that represented the full amount of goodwill recorded at the time of the acquisition of Pine Photonics Communications, Inc. During the quarter ended March 31, 2009, the Company also recorded a $62.0 million impairment charge, which represented the full amount of goodwill recorded from the StrataLight acquisition. These non-cash charges are non-recurring and, therefore, the Company believes the charges are not indicative of its core operating performance.
Acquired in-process research and development: In connection with the acquisition of StrataLight, the Company acquired in-process research and development. These amounts were expensed on the acquisition date, as the acquired technologies had not yet reached technological feasibility and had no future alternative uses. Acquired in-process research and development charges are non-cash and non-recurring, and therefore, the Company believes the charges are not indicative of its core operating performance.
Employee Liquidity Bonus Plan: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. Twenty-five percent (25%) of the plan awards vested on January 31, 2009, fifty percent (50%) vested on October 31, 2009, and the remaining twenty-five percent (25%) of the plan awards vested during the quarter ended March 31, 2010. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Amortization of intangible assets and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight, the Company acquired certain intangible assets related to developed product technology, order backlog, customer relationships and inventory, all of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and the intangible assets are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair-value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Subsequent to the acquisition of StrataLight, effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
The basis for excluding the following non-GAAP adjustments and measures is as follows:
Stock-based compensation expense: Depending upon the size, timing and the terms of stock-based awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.
Litigation expenses: During the quarter ended June 30, 2008, the Company began to incur costs associated with a class action claim. The Company believes the claim is non-recurring and the related expenses are not indicative of its core operating performance.

Opnext, Inc.
Unaudited Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)

					Three Months
	Three Months Ended		Year Ended		Ended
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,	Dec. 31,
	2010	2009	2010	2009	2009
GAAP gross margin	$14,407	$7,288	$60,862	$74,452	$12,120
GAAP gross margin %	18.8%	8.7%	19.1%	23.4%	15.9%
Cost of sales adjustments:
Amortization of acquired developed technology	$1,445	$1,321	$5,780	$1,321	$1,445
Stock-based compensation expense	175	158	666	456	159
Acquired inventory mark-up	—	1,764	977	1,764	—
Employee Liquidity Bonus Plan expense	(14)	761	929	761	148
Restructuring costs	—	—	335	—	335

Total cost of sales adjustments	$1,606	$4,004	$8,687	$4,302	$2,087

Non-GAAP gross margin	$16,013	$11,292	$69,549	$78,754	$14,207

Non-GAAP gross margin %	20.9%	13.5%	21.8%	24.7%	18.7%

GAAP operating loss	$(18,489)	$(118,906)	$(77,511)	$(132,117)	$(19,046)
GAAP operating loss %	(24.1)%	(142.2)%	(24.3)%	(41.5)%	(25.0)%
Operating loss adjustments:
Impairment of goodwill	$—	$61,983	$—	$67,681	$—
In-process research and development	$—	$15,700	$—	$15,700	$—
Amortization of purchased intangibles	$342	$5,540	$9,240	$5,540	$342
Total cost of sales adjustments	$1,606	$4,004	$8,687	$4,302	$2,087
Research and development adjustments:
Stock-based compensation expense	$350	$285	$1,302	$864	$320
Employee Liquidity Bonus Plan expense	75	3,707	4,575	3,707	1,024
Restructuring costs	74	—	448	—	156

Total research and development adjustments	$499	$3,992	$6,325	$4,571	$1,500
Selling, general and administrative adjustments:
Stock-based compensation	$1,097	$1,040	$4,664	$4,324	$1,193
Employee Liquidity Bonus Plan expense	19	6,481	1,842	6,481	383
Restructuring costs	219	1,055	1,691	1,055	417
Business integration costs	—	518	480	744	—
Litigation expense	—	55	—	831	—

Total selling, general and administrative adjustments	$1,335	$9,149	$8,677	$13,435	$1,993

Non-GAAP operating loss	$(14,707)	$(18,538)	$(44,582)	$(20,888)	$(13,124)

Non-GAAP operating loss %	(19.2)%	(22.2)%	(14.0)%	(6.6)%	(17.3)%

GAAP net loss	$(18,303)	$(118,831)	$(78,513)	$(129,572)	$(18,580)
GAAP net loss %	(23.8)%	(142.1)%	(24.6)%	(40.7)%	(24.4)%
GAAP net loss per share:
Basic	$(0.20)	$(1.39)	$(0.88)	$(1.86)	$(0.21)
Diluted	$(0.20)	$(1.39)	$(0.88)	$(1.86)	$(0.21)
Net income adjustments:
Impairment of goodwill	$—	$61,983	$—	$67,681	$—
In-process research and development	$—	$15,700	$—	$15,700	$—
Amortization of purchased intangibles	$342	$5,540	$9,240	$5,540	$342
Total cost of sales adjustments	$1,606	$4,004	$8,687	$4,302	$2,087
Total research and development adjustments	$499	$3,992	$6,325	$4,571	$1,500
Total selling, general & administrative adjustments	$1,335	$9,149	$8,677	$13,435	$1,993

Non-GAAP net loss	$(14,521)	$(18,463)	$(45,584)	$(18,343)	$(12,658)

Non-GAAP net loss %	(18.9)%	(22.1)%	(14.3)%	(5.8)%	(16.6)%
Non-GAAP net loss per share:
Basic	$(0.16)	$(0.22)	$(0.51)	$(0.26)	$(0.14)
Diluted	$(0.16)	$(0.22)	$(0.51)	$(0.26)	$(0.14)
Weighted average shares used in computing GAAP and Non-GAAP net loss per share:
Basic	89,392	85,527	88,952	69,775	88,960
Diluted	89,392	85,527	88,952	69,775	88,960

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income (loss) excluding the impact of net interest (income) expense, income tax expense, depreciation and amortization of property, plant and equipment and amortization of purchased intangibles. Adjusted EBITDA represents EBITDA excluding non-GAAP financial measures as previously described herein. The non-GAAP financial measures are excluded from EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time as well as those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation of net income (loss), EBITDA and adjusted EBITDA.
Opnext, Inc.
Unaudited EBITDA and Adjusted EBITDA
(in thousands)

	Three Months Ended		Year Ended		Three Months
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,	Ended Dec. 31,
	2010	2009	2010	2009	2009
Reconciliation of Net loss to EBITDA and Adjusted EBITDA:
Net loss	$(18,303)	$(118,831)	$(78,513)	$(129,572)	$(18,580)
Interest expense (income), net	183	(59)	615	(2,748)	178
Income tax (benefit) expense	41	16	(85)	16	(222)
Depreciation and amortization of property, plant and equipment	5,258	5,047	22,312	14,385	5,444
Amortization of purchased intangibles	1,787	6,861	15,020	6,861	1,787

EBITDA	$(11,034)	$(106,966)	$(40,651)	$(111,058)	$(11,393)
Goodwill impairment	—	61,983	—	67,681	—
In-process research and development	—	15,700	—	15,700	—
Employee Liquidity Bonus Plan compensation	80	10,949	7,346	10,949	1,555
Acquired inventory mark-up	—	1,764	977	1,764	—
Stock-based compensation expense	1,622	1,483	6,632	5,644	1,672
Restructuring	293	1,055	2,474	1,055	908
Integration costs	—	518	480	744	—
Litigation expenses	—	55	—	831	—

Adjusted EBITDA	$(9,039)	$(13,459)	$(22,742)	$(6,690)	$(7,258)